Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Valassis Communications, Inc:

1.	Registration Statement (Form S-8 No. 33-59670) pertaining to the 1992 Long-term Incentive Plan and 1992 Non-Employee Directors’ Stock Compensation Plan,
2.	Registration Statement (Form S-8 No. 333-00022) pertaining to the 1992 Long-term Incentive Plan,
3.	Registration Statement (Form S-8 No. 333-00024) pertaining to the Employees’ 401(k) Retirement Savings Plan, Employee Stock Purchase Plan, Employee and Director Restricted Stock Award Plan, Executive Restricted Stock Award Plan,
4.	Registration Statement (Form S-8 No. 333-52919) pertaining to the 1992 Long-term Incentive Plan,
5.	Registration Statement (Form S-8 No. 333-50466) pertaining to the Broad-Based Incentive Plan,
6.	Registration Statement (Form S-8 No. 333-74263) pertaining to the Amended and Restated 1992 Long-term Incentive Plan,
7.	Registration Statement (Form S-8 No. 333-87162) pertaining to the Amended and Restated 1992 Long-term Incentive Plan and Broad-Based Incentive Plan,
8.	Registration Statement (Form S-8 No. 333-104072) 2002 Long-term Incentive Plan,
9.	Registration Statement (Form S-3 No. 333-107787) pertaining to the Senior Convertible Notes due 2033,
10.	Registration Statement (Form S-8 No. 333-128158) pertaining to the 2005 Executive Restricted Stock Plan, 2005 Employee and Director Restricted Stock Award Plan, Broad-Based Incentive Plan,
11.	Registration Statement Form S-8 pertaining to the ADVO, Inc. 2006 incentive compensation plan, as amended.

of our report dated December 1, 2006, with respect to the consolidated financial statements and schedule of ADVO, Inc. included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Hartford, Connecticut

May 10, 2007